Exhibit 99.1

NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD SALES AND
NET INCOME FOR THIRD QUARTER FISCAL YEAR 2006 AND
RECORD QUARTERLY CASH DIVIDEND

•                  FOR THE QUARTER ENDING DECEMBER 31, 2005:

•                  RECORD NET SALES OF $234.9 MILLION

•                  RECORD EARNINGS PER SHARE OF 33 CENTS, UP 7.7% SEQUENTIALLY,
AND UP 33.1% FROM THE YEAR AGO QUARTER

•                  RECORD SALES OF MICROCONTROLLERS

•                  RECORD SALES OF ANALOG PRODUCTS

•                  RECORD GROSS MARGIN OF 59.7%

•                  RECORD OPERATING PROFIT OF 36.0%

•                  RECORD GAAP NET INCOME OF 30.1% AND $70.7 MILLION

•                  RECORD NET CASH GENERATED OF $126 MILLION BEFORE DIVIDEND PAYMENT OF $34 MILLION AND $3 MILLION IN STOCK BUYBACK ACTIVITY

•                  RECORD NEW BOOKINGS WITH BOOK-TO-BILL RATIO OF 1.04 AND SEQUENTIALLY STRONGER BACKLOG FOR QUARTER ENDING MARCH 31, 2006

•                  INCREASED DIVIDEND BY 18.8% SEQUENTIALLY, TO A RECORD 19 CENTS PER SHARE

CHANDLER, Arizona – January 19, 2006  – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended December 31, 2005.  Net sales for the third quarter of fiscal 2006 were a record $234.9 million, up 3.3% sequentially from $227.3 million in the immediately preceding quarter, and up 14.4% from sales of $205.4 million in the prior year’s third quarter.  GAAP net income for the third quarter of fiscal 2006 was a record $70.7 million, or 33 cents per diluted share, up 7.7% from GAAP net income of $65.7 million, or 31 cents per diluted share, in the immediately preceding quarter; and up 33.1% from GAAP net income of $53.1 million, or 25 cents per diluted share, in the prior year’s third quarter.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 19 cents per share.  The quarterly dividend is payable on February 16, 2006 to stockholders of record on February 2, 2006.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

“Revenue from both our microcontroller and analog products grew sequentially and reached record levels in the December 2005 quarter, allowing Microchip to achieve record net sales levels overall,” said Steve Sanghi, Microchip’s President and CEO.  “Analog products delivered exceptional performance, with revenue growing approximately 18% sequentially, and approximately 40% over the year ago quarter.”

Mr. Sanghi continued, “From a geographic perspective, Asia was again our fastest growing geography during the December quarter, achieving record sales levels of $108.6 million, representing over 46% of our overall business.  A growing portion of our Asian business continues to come from customer design activities in the Americas and Europe.”

“We also achieved record gross and operating margins of 59.7%, and 36.0%, respectively, in the third quarter of fiscal year 2006, further reflecting our proprietary business model,” Mr. Sanghi added.  “The record net sales as well as operating margin percentage enabled Microchip to achieve record GAAP net income of $70.7 million for the period.”

“We are also pleased to be increasing our quarterly dividend payment to our shareholders by 18.8% sequentially to a record 19 cents per share,” Mr. Sanghi added.  “We continue to believe, based on investor feedback, that increasing dividends is a highly desirable way of returning increasing value to our shareholders.”

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory days on our balance sheet at the end of December were at 111 days, up three days from inventory levels at September 30, 2005.  Inventory in the distribution channel at the end of December was essentially the same as levels at the end of September.”

“We generated record net cash for the December quarter of $126 million, before the payment of $34 million in dividends and $3 million in stock buyback activity,” Mr. Parnell added.

Mr. Sanghi concluded, “We achieved record new bookings in the December quarter with an overall book-to-bill ratio of 1.04.  Our starting backlog in the March quarter is higher than what we experienced in the December quarter, although March is normally a seasonally weak quarter for Microchip.  Based on our assessment of the business, we expect net sales in the quarter ending March 31, 2006 to be approximately $242 million, providing sequential growth of 3%.  Earnings per share are expected to be 34 cents.”

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Microchip’s Recent Highlights:

•                  The Company launched its microchipDIRECT expanded e-commerce services, located at www.microchipdirect.com.  This new, comprehensive online resource provides Microchip’s customers worldwide with expanded options previously only available through Microchip sales offices, including competitive pricing from local sales teams, credit-line or credit-card payment, and e-mail notification of orders, deliveries, and quote status.

•                  Microchip significantly expanded its presence in the growing $4 billion 16-bit microcontroller market space with the announcement of 49 new 16-bit PIC® microcontrollers and dsPIC® digital signal controllers.  Microchip is aggressively pursuing 16-bit design opportunities in a wide range of high-performance applications that are separate from and incremental to those being served by an 8-bit microcontroller today.

•                  During the quarter, Microchip shipped its 400,000th development tool.  Few semiconductor companies can match Microchip in the total number of tools disseminated to our worldwide customers.  This milestone demonstrates the industry’s continued acceptance of Microchip’s product portfolio and that Microchip’s development tools offer world-class performance and quality.

•                  Microchip also shipped its one billionth lead (Pb)-free device, which demonstrates the Company’s early and efficient RoHS conversion process, as well as a commitment to environmental responsibility.

•                  At the end of 2005, Microchip was recognized by the following five top industry trade magazines and a prominent Arizona business publication for technology innovation and organizational leadership:

1.               Electronic Products selected the new PIC24 16-bit microcontroller family as the co-winner of one of its 2005 “Product of the Year” awards.  This marks the second year in a row that Microchip has achieved this honor, having received the recognition in 2004 for the 6-pin PIC10F microcontroller family – the world’s smallest microcontrollers.

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2.               The PIC24 was also named the “Best Microcontroller of 2005” by EEPN magazine in its 2005 Product Review & Outlook supplement.

3.               EDN magazine chose Microchip’s PIC16F506 and PIC12F510 Baseline microcontrollers for its “Hot 100 Products of 2005” list in the “Processors” category.

4.               Microchip was named one of the “Top 30 Companies in Power Electronics” by Power Electronics Technology magazine.

5.               EE Times magazine’s Ultimate Products 2.3 Supplement featured the PIC16F639 passive-keyless-entry microcontroller in its Top 10 list for the “Processors & Memory” category.

6.               Finally, bizAZ magazine selected Microchip president and CEO Steve Sanghi as one of five winners for its 2005 “Arizona’s Best Business Leaders” award.

•                  Microchip announced the MPLAB® C30 Version 2.0 C compiler and free student-edition C compiler for all 70 of its 16-bit PIC24 MCUs and dsPIC DSCs.  This software development tool provides industry-leading code efficiency and a cost-effective, ANSI-compliant option for writing C or mixed C and assembly code modules.

•                  The Company introduced the MCP3905 and MCP3906 fully functional, stand-alone energy-measurement integrated circuits (ICs) that output average and instantaneous real power.  When these analog front ends are paired with a PIC microcontroller, engineers have a complete, highly accurate solution for single-phase energy measurement in residential power meters and industrial applications.

•                  To further support metering designs, Microchip launched its new online Utility Meter Design Center (www.microchip.com/meter).  This comprehensive Web site provides engineers with the technical tools and resources needed to create accurate, reliable and low-cost utility metering applications, including energy, water, gas and heat meters.

•                  The Company announced the PIC16F946 64-pin LCD microcontroller, which is capable of driving 168 LCD segments.  This cost-effective PIC microcontroller combines an integrated LCD module with Flash reprogrammability and nanoWatt Technology.

•                  Microchip unveiled its first stand-alone, analog front end (AFE) for smart, low frequency (125 kHz typical) wireless authentication applications.  The MCP2030 device is a 3-channel transponder AFE

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that provides programmable antenna tuning and best-in-industry adjustable modulation depth that runs as low as 8 percent.  The MCP2030 AFE is ideal for passive-keyless-entry, tire pressure monitoring systems, data acquisition and other wireless authentication applications.

•                  The Company announced the new PIC18F8622 series in its PIC18F high-end 8-bit microcontroller family, which has an extra serial port for expanded connectivity and a faster A/D converter for quicker measurement – all at a 30 percent lower price than the previous generation.

•                  Microchip unveiled the 24XX1025 I2C™ serial EEPROM family of devices with 1 Mbit of memory – the highest memory density available for I2C serial EEPROM devices.  Based upon Microchip’s advanced PMOS Electrically Erasable Cell process technology, the 24XX1025 serial EEPROMs give designers working with I2C buses the freedom to add more memory to their systems without major hardware or layout modifications.

•                  Microchip announced the expansion of its analog power-management family with the MCP73831 battery charger – a fully-integrated, single-cell, Li-Ion/Li-Polymer charge-management controller.  The MCP73831 reduces the number of components needed for battery-charger designs and allows more fully charged batteries and extended battery life.  The device’s SOT-23 5-pin and miniature 2 mm x 3 mm 8-pin, thermally enhanced DFN packages enable smaller, smarter charger designs for a wide variety of portable consumer devices such as wireless Bluetooth® headsets, MP3 players and digital cameras.

•                  Microchip and Source Electronics Corp., a leader in IC programming, announced that Source Electronics has developed an automated high-volume programming service for customers utilizing Microchip’s PIC10F family of microcontrollers in 6-pin, SOT-23 packages.  The Source Electronics programming service complements Microchip’s Quick-Turn Programming (QTP) capability by providing multiple production programming options for PIC10F customers.

•                  The Company introduced the MCP3551 and MCP3553 delta-sigma A/D converters with 22-bit resolution.  These devices are among the lowest in power consumption in the industry and are available in an 8-pin MSOP package, making them one of the smallest high-resolution A/D converters on the market today.

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Fourth Quarter Fiscal 2006 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the fourth fiscal quarter ending March 31, 2006 are currently anticipated to be approximately $242 million, up approximately 3% from the December 2005 quarter.

•                  Gross margins for the fourth fiscal quarter ending March 31, 2006 are expected to be approximately 59.75% to 60%.  Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the fourth fiscal quarter ending March 31, 2006 are expected to be approximately 23.5% to 24% of net sales.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•                  The tax rate for the fourth fiscal quarter ending March 31, 2006 is anticipated to be approximately 24%.

•                  Earnings per diluted share for the fourth fiscal quarter ending March 31, 2006 are anticipated to be approximately 34 cents.

•                  Inventories at March 31, 2006 are anticipated to be approximately flat in number of days with the December 2005 quarter.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending March 31, 2006 are expected to be approximately $20 million, and capital expenditures for fiscal year 2006 are expected to total approximately $65 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

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•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the March quarter of approximately $110 million before the dividend payment of approximately $40 million announced today.  The amount of expected cash generation is before the effect of any stock buy-back activity.

•                  Microchip announced on April 22, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares.  At December 31, 2005, approximately 1.5 million shares remained available for purchase under this program.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

We provide non-GAAP financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors’ overall understanding of our core financial performance.  We believe that our investors benefit from seeing our results “through the eyes” of management in addition to the GAAP presentation.  Management measures enterprise performance using non-GAAP financial measures such as those that are disclosed in this press release.  This information facilitates management’s internal comparisons to the Company’s historical core operating results and comparisons to competitors’ core operating results as determined by management.  Management believes that non-GAAP information allows for additional transparency and such information is used by management in its financial and operational decision making.  The non-GAAP measures that management determines as being informative to investors to focus on the ongoing operations and the core results of our business.  Historically, we have reported similar non-GAAP information to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.  This information is not in accordance with, or an alternative for, information prepared using generally accepted accounting principles (GAAP) in the United States.  It excludes items such as special charges, which may have a material effect on the Company’s net income (loss) and net income (loss) per share calculated in accordance with GAAP.  We exclude these charges and the related tax benefit from the charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations.  We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Net sales	$234,896	$205,384	$680,721	$638,853
Cost of sales	94,626	88,596	278,390	274,229
Gross profit	140,270	116,788	402,331	364,624

Operating expenses:
Research and development	23,377	23,110	70,409	69,709
Selling, general and administrative	32,305	28,056	95,010	83,288
Special charges	0	0	0	21,100
	55,682	51,166	165,419	174,097

Operating income	84,588	65,622	236,912	190,527
Other income, net	8,483	4,299	22,841	12,527
Income before income taxes	93,071	69,921	259,753	203,054
Income taxes	22,337	16,781	62,342	45,672

Net income	$70,734	$53,140	$197,411	$157,382

Basic net income per share	$0.34	$0.26	$0.94	$0.76
Diluted net income per share	$0.33	$0.25	$0.92	$0.74

Basic shares used in calculation	210,836	206,706	209,556	206,530
Diluted shares used in calculation	215,667	211,727	214,293	211,795

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	March 31, 2005
	(Unaudited)

ASSETS

Cash and short-term investments	$992,350	$734,604

Accounts receivable, net	111,975	113,088

Inventories	114,639	103,728

Other current assets	107,153	123,928

Total current assets	1,326,117	1,075,348

Property, plant & equipment, net	653,560	693,302

Other assets	50,724	48,904

Total assets	$2,030,401	$1,817,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$45,454	$45,454

Accounts payable and other accrued liabilities	200,949	169,481

Deferred income on shipments to distributors	84,673	91,730

Total current liabilities	331,076	306,665

Long-term debt and deferred taxes	19,584	25,155

Stockholders’ equity	1,679,741	1,485,734

Total liabilities and stockholders’ equity	$2,030,401	$1,817,554

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF GAAP INFORMATION TO NON-GAAP INFORMATION

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
GAAP net income	$70,734	$53,140	$197,411	$157,382
Special charges, net of tax (1) Philips royalty settlement	0	0	0	12,976

Non-GAAP net income	$70,734	$53,140	$197,411	$170,358
Diluted GAAP net income per share	$0.33	$0.25	$0.92	$0.74
Diluted non-GAAP net income per share	$0.33	$0.25	$0.92	$0.80

Diluted shares used in calculation	215,667	211,727	214,293	211,795

(1)                      In the three-month period ended June 30, 2004, we recorded a special charge of $21.1 million with a related tax benefit of $8.1 million for a patent license litigation settlement with U.S. Philips Corporation and Philips Electronics North America Corp. (together “Philips”) which had been ongoing for the past several years.  The settlement included a dismissal of the pending litigation and the cross-license of certain patents between Philips and Microchip.

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Conference Call and Updates:

Microchip will host a conference call today, January 19, 2006 at 6:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until February 2, 2006.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) January 19, 2006 and will remain available until 5:00 p.m. (Eastern Time) on February 2, 2006.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 6484910.

Cautionary Statement:

The statements in this release relating to our belief that a growing portion of our Asian business continues to come from customer design activities in the Americas and Europe, that increasing dividends is a highly desirable way of returning increasing value to our shareholders, that March is normally a seasonally weak quarter, our expectation of net sales of $242 million, net sales growth of 3% sequentially and for EPS of approximately 34 cents for the March 31, 2006 quarter, the continued acceptance of Microchip’s products, commitment to environmental responsibility, and the statements containing our guidance for the quarter ending March 31, 2006 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending March 31, 2006 and for fiscal 2006, net cash generation and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any tax audit or any litigation involving intellectual property,

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customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 19, 2006 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, dsPIC and MPLAB are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.  I2C is a trademark of Philips.  All other trademarks mentioned herein are property of their respective companies.

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